UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934
(Amendment No.___)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2015

To the Stockholders of TransAct Technologies Incorporated:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of TransAct Technologies Incorporated (the “Company” or “TransAct”), a Delaware corporation, will be held on May 14, 2015 at 10:00 a.m. Eastern Time, at the Company’s executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 for the following purposes:

(1)	To vote on a proposal to elect John M. Dillon as a director to serve until the 2018 Annual Meeting of Stockholders or until the director’s successor has been duly elected and qualified;
(2)	To vote on a proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015;
(3)
To vote on a proposal, on an advisory basis, regarding the Company’s compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement; and

(4)	To transact such other business as may legally come before the Annual Meeting.

Stockholders of record at the close of business on March 20, 2015 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

STEVEN A. DEMARTINO Secretary

Hamden, Connecticut
April 2, 2015

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE COMPANY REQUESTS THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.  IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

TRANSACT TECHNOLOGIES INCORPORATED
One Hamden Center
2319 Whitney Avenue
Suite 3B
Hamden, Connecticut 06518

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 14, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting To Be Held on May 14, 2015.

This Proxy Statement, the TransAct Technologies Incorporated 2014 Annual Report and the means to vote by Internet are available at www.proxyvote.com.

This proxy statement is being made available to our stockholders in connection with a solicitation of proxies by the Board of Directors of TransAct Technologies Incorporated (“TransAct” the “Company,” “we,” “us,” or “our”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) and at any adjournment or postponement of the meeting.  The meeting will be held on Thursday, May 14, 2015, beginning at 10:00 a.m. Eastern Time, at the Company’s executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.

We are furnishing the proxy materials over the Internet under the rules of the Securities and Exchange Commission (“SEC”). On or about April 2, 2015, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record of our common stock with a proxy card to be mailed 10 business days after the Notice.  If you receive the Notice by mail, you will not receive a paper copy of the proxy materials unless you request one.  The Notice will instruct you as to how you may access and review the proxy materials on the Internet and how to cast your vote over the Internet or by telephone.  The Notice also contains instructions on how to request a paper copy of our proxy materials, free of charge.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 14, 2015: This proxy statement, our 2014 Annual Report, the form of proxy and voting instructions are being made available to stockholders on or about April 2, 2015, at www.proxyvote.com.  If you receive the Notice and would still like to receive a printed copy of the proxy materials or our 2014 Annual Report, including audited financial statements, for the year ended December 31, 2014, you may request a printed copy by any of the following methods: (a) telephone at 1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.  Please make the request as instructed above on or before May 1, 2015 to facilitate timely delivery.

All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy card with respect to a particular matter, your shares will be voted in accordance with the recommendations of our Board.

SOLICITATION AND REVOCATION OF PROXY

Any stockholder who executes and returns the enclosed proxy has the power to revoke the same any time prior to it being voted.  The accompanying proxy will be voted as specified thereon.  A specification on the proxy card may be made to grant or withhold authority to vote for the election of a director and to indicate separate approval or disapproval as to the other matters presented to stockholders.  Where an executed proxy has been received, but a choice is not specified, the shares represented by the proxy will be voted to elect the director nominee, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm and to approve, on an advisory basis, the Company’s compensation of our named executive officers.  In addition, the proxy confers discretionary authority to vote on any matter properly presented at the Annual Meeting which is not known to the Company as of the date of this Proxy Statement. Brokers are not permitted to vote your shares with respect to election of directors without instructions from you.  If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

VOTING SECURITIES

Stockholders of record on March 20, 2015 are entitled to vote at the Annual Meeting.  Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held on March 20, 2015.  There were 7,747,692 shares of Common Stock issued and outstanding and entitled to vote at the close of business on March 20, 2015.  Shares representing a majority of the shares issued, outstanding and entitled to be voted at the Annual Meeting, present in person or represented by proxy, will constitute a quorum to transact business.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of March 20, 2015 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s common stock; (ii) each director or nominee for director of the Company; (iii) each current executive officer of the Company named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group.  Except as otherwise indicated, each of the persons named in the table has sole voting power and sole dispositive power with respect to the shares set forth opposite such person’s name and the address of the holder is One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
More than 5% Stockholders:
Grand Slam Asset Management, LLC and Mitchell Sacks (1)	628,893	8.11%
Lapides Asset Management, LLC (2)	453,800	5.86%
Concept Asset Management (3)	416,428	5.37%
Directors and Executive Officers:
Graham Y. Tanaka (4)	257,100	3.30%
Bart C. Shuldman (5)	217,451	2.75%
Steven A. DeMartino (6)	184,021	2.34%
Thomas R. Schwarz (7)	104,600	1.34%
Andrew J. Hoffman (8)	55,125	*
Tracey S. Chernay (9)	23,625	*
Donald E. Brooks (10)	23,375	*
John M. Dillon (11)	20,000	*
All current directors and executive officers as a group (9 persons) (12)	885,297	10.68%
________
*	Less than 1% of the outstanding Common Stock.
(1)
This information listed in the table and this footnote is based solely on the Schedule 13G/A filed on February 11, 2015 by Grand Slam Asset Management, LLC (“GSAM”) and Mitchell Sacks. According to the Schedule 13G/A, GSAM and Mitchell Sacks beneficially own 489,093 and 139,800 shares of our common stock, respectively.  GSAM serves as the investment manager for a private investment fund with respect to which it has dispositive authority over the shares reported in the Schedule 13G/A.  Mitchell Sacks is the Chief Investment Officer of GSAM with respect to which it has dispositive authority over the shares reported in the Schedule 13G/A.  The address of GSAM and Mitchell Sacks is 2160 North Central Road, Suite 306, Fort Lee, NJ  07024.

(2)
This information listed in the table and this footnote is based solely on the Schedule 13G/A filed on February 10, 2015 by Lapides Asset Management, LLC (“Lapides”).  Lapides serves as the investment manager for a private investment fund with respect to which it has dispositive authority over the shares reported in the Schedule 13G/A and has sole voting power over 271,500 of those shares.  The address of Lapides is 500 W. Putnam Avenue, 4th Floor, Greenwich, CT 06830.

(3)
This information listed in the table and this footnote is based solely on the Schedule 13G/A filed on February 10, 2015 by Concept Asset Management (“CAM”). CAM is a division of Concept Capital Markets, LLC and serves as the investment manager for a private investment fund with respect to which it has shared dispositive authority over the shares reported in the Schedule 13G/A and does not have sole or shared voting power over any of the shares they hold.  The address of CAM is 1010 Franklin Avenue, Suite 303, Garden City, NY 11530.

(4)
Includes 48,125 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan and 2014 Equity Incentive Plan and 7,065 shares deemed beneficially owned by Mr. Tanaka that are directly owned by his children.  Mr. Tanaka maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debt balances, if any, in the accounts.  At March 20, 2015, Mr. Tanaka held 171,040 shares of Common Stock in such accounts.

(5)
Includes 1,500 shares owned by his spouse in an individual retirement account, 4,800 shares owned by his minor children and 3,750 shares owned by his mother.  Includes 156,375 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan.  Also includes 34,713 deferred stock units issued under the Company’s 2012, 2013 and 2014 Incentive Bonus Programs, which are fully vested and convertible into shares of common stock as of March 20, 2015.

(6)
Includes 131,250 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan.  Also includes 15,141 deferred stock units issued under the Company’s 2012, 2013 and 2014 Incentive Bonus Programs, which are fully vested and convertible into shares of common stock as of March 20, 2015.

(7)
Includes 48,125 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan and 2014 Equity Inventive Plan.  Also includes 1,500 shares deemed to be beneficially owned by Mr. Schwarz in his capacity as trustee of a trust for the benefit of his granddaughter, 1,500 shares beneficially owned by his daughter, as to which shares he disclaims beneficial ownership, and 3,975 shares owned by his spouse.

(8)	Includes 42,625 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan.
(9)	Includes 23,625 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan.

(10)	Includes 23,125 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan.

(11)
Includes 15,000 shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan and 2014 Equity Incentive Plan.

(12)
Includes 538,104 deferred stock units and  shares subject to options currently exercisable or to become exercisable within 60 days of March 20, 2015 granted under the Company’s 2005 Equity Incentive Plan and 2014 Equity Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC and the Nasdaq Stock Market reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports they file.  To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required to be filed by those persons, the Company believes that, during the fiscal year ended December 31, 2014, each of the Company’s officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains policies that relate to the identification, review and approval of related party transactions.  As part of a review of possible related person transactions, the Company periodically distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers.

Our Standards of Business Conduct require all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company.  Under our Standards of Business Conduct, situations that involve, or may reasonably be inferred to involve, a conflict between a director, officer or employee’s personal interests and the interests of the Company should be disclosed to the Chair of the Audit Committee. The Audit Committee is then responsible for reviewing the related party transaction.  No related party transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company.  In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account such factors as it deems appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction.

From January 1, 2014 to the date of this proxy statement, there have not been any transactions subject to the Company’s related party transaction policy or of the type described in Item 404 of Regulation S-K, and currently no such transactions are proposed.

CORPORATE GOVERNANCE

The Company strives to maintain corporate governance practices that benefit the long-term interests of the Company’s stockholders by clearly outlining the Company’s duties and responsibilities, providing a framework for active and fruitful discussions among the members of the Board of Directors and between the Board and management, and avoiding conflicts of interest and other legal and ethical problems. Accordingly, the Company’s corporate governance practices are designed not only to satisfy regulatory requirements, but also to provide for effective management of the Company.

Information on the Company’s corporate governance practices is available to the public under “Corporate Governance” on the Company’s website at www.transact-tech.com.  The information on the website includes the Company’s Corporate Governance Principles, the charters of each of the Company’s Committees, and the Company’s Standards of Business Conduct, which includes a code of ethics applicable to the officers responsible for financial reporting, the Chief Executive Officer, Chief Financial Officer and Controller.  None of the directors with the exception of Mr. Shuldman attended the Company’s 2014 Annual Meeting.  Each director attended 100% of the Board and applicable committee meetings in 2014.

Board Leadership Structure

At present, the Board has chosen to combine the positions of Chief Executive Officer and Chairman of the Board.  The Board believes it is important to retain the organizational flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined in one individual.  While there may be circumstances in which an independent Chairman is appropriate, the Board currently believes that the Chief Executive Officer is the individual with the necessary experience, commitment and support of the other Board members to effectively carry out the role of Chairman.  Because of the small size of the Board the Company has not designated any of the independent directors as a “lead director.”

The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for their success or failure.  Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight.  All of the members of the Board are independent under The NASDAQ Global Market rules except for the Chairman and Chief Executive Officer.

Board's Role in Risk Oversight

Senior management is responsible for assessing and managing the various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs.  The Company has a strong internal control environment to identify and manage risks. These include Standards of Business Conduct, robust product quality standards and processes, and a comprehensive internal and external audit process.  Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed.  The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing the overall approach to risk management.  The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its four committees, each of which examines various components of enterprise risk as part of its responsibilities.  The Compensation and Corporate Governance Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management.  The Nominating Committee manages risks associated with board independence and potential conflicts of interest.   In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.  The Board of Director’s role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer, President and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Board Size

The Corporate Governance Principles provide that the Board should generally have between five and ten members.  In establishing the appropriate number of directors, the Board along with the Compensation and Corporate Governance Committee consider (i) resignations and retirements from the current Board, (ii) the availability of appropriate, qualified candidates, and (iii) the goal of assuring that the Board is small enough to facilitate active discussions and decision-making while, at the same time, is large enough to provide an appropriate mix of continuity, experience, skills and diversity so that the Board and its Committees can effectively perform their responsibilities. The Board has determined that four directors is an appropriate number of members to effectively perform their responsibilities.

Criteria for Membership on the Board

The Board and its Nominating Committee consider a number of different factors in selecting nominees for director.  Some of these factors, such as integrity, are applied uniformly to all prospective candidates.  Others, such as specific industry experience, may be adopted on a case-by-case basis by the Board and the Nominating Committee based on the Company’s business needs at the time a nomination is under consideration.  The Nominating Committee and the Board of Directors apply the same criteria to each candidate for the Board, regardless of whether the candidate is proposed by a stockholder or some other source.  Specific criteria considered by the Nominating Committee and the Board include:

Independence.  The Board of Directors, in its Corporate Governance Principles and Committee charters, has established a policy that a substantial majority of the directors be “independent” members of the Board.  The Nominating Committee and the Board consider the independence of each prospective director before election and further consider the independence of all continuing directors on at least an annual basis.  The Board has determined that Messrs. Dillon, Schwarz and Tanaka are independent in accordance with the Company’s criteria and Mr. Shuldman, the Company’s Chief Executive Officer, is not independent.  The Board applies the following criteria in determining independence, which criteria are derived from NASDAQ’s listing standards as well as certain additional requirements that are imposed on certain Committee members under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Internal Revenue Service (the “IRS”):

•
Independent Judgment. The director must not have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that might have an impact on the director’s judgment.

•
Employment. The director must not have been an employee of the Company or any parent or subsidiary of the Company at any time during the past three years.  In addition, a member of the director’s immediate family (including the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in the director’s home other than a tenant or employee) must not have been an executive officer of the Company during the past three years.

•
Other Payments. Neither the director nor a member of his or her immediate family member may have received compensation of more than $120,000 per year from the Company during any period of twelve consecutive months during the past three years, except for director fees, payments arising solely from investments in the Company’s securities, benefits under certain Company plans and non-discretionary compensation, certain permitted loans and compensation paid to a family member who is not an executive officer of the Company.

•
Auditor Affiliation. Neither the director nor a member of his or her immediate family may be a current partner of the Company’s independent auditors or have been a partner or employee of the Company’s independent auditors who worked on the Company’s audit at any time during the past three years.

•
Interlocking Directorships. Neither the director nor any member of his or her immediate family may be employed as an executive officer by another entity where, at any time during the past three years, any of the Company’s executive officers served on the compensation committee.

•
Transactions. Neither the director nor any member of his or her immediate family may be a partner in, or a controlling stockholder or executive officer of, any organization that, during the current or any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $200,000 or 5% of the recipient’s annual consolidated gross revenues for such year (excluding payments arising solely from investments in the Company’s securities or paid under a non-discretionary charitable matching program).

•
Additional Standards for Audit Committee Members. Any director who serves on the Board’s Audit Committee may not, directly or indirectly, have received any consulting, advisory or other compensatory fee from the Company (other than certain retirement benefits and deferred compensation) or be an affiliate of the Company (except as a director, but including by way of stock ownership).  In addition, no such director may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Overall Board Composition.  The Board of Directors believes it is important to consider the professional skills and background, experience in relevant industries, age and diversity of its directors in light of the Company’s current and future business needs.

Personal Qualities.  Each director must possess certain personal qualities, including integrity, judgment and business acumen.  In addition, each director must be no older than 78 years of age at the time of nomination or re-nomination.

Diversity.  The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service.

Commitments.  Each director must have the time and ability to make a constructive contribution to the Board.  While the Board does not believe it is appropriate to establish a single standard regarding the number of other boards on which a director may sit, this is a factor that may be considered in reviewing a candidate’s suitability.

Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company’s Board are expected to attend Board and Committee meetings regularly; to stay informed about the Company and its business; to participate in discussions of the Board and its Committees; to take an interest in the Company’s business and provide advice and counsel to the Company’s Chief Executive Officer; and to comply with the Company’s Corporate Governance Principles and other applicable policies.

Regulatory Requirements.  The Board must have directors who meet the criteria established from time to time by The NASDAQ Global Market, the SEC, the IRS and other applicable regulatory entities for service on the Board and its Committees.

Director Nomination Process

Under its charter, the Nominating Committee is responsible for identifying, reviewing and recommending individuals to the Board for nomination or election as directors. This typically involves the following steps:

•
Specific Criteria. The Nominating Committee and the Board review the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, may establish specific qualifications that the Committee will seek in Board candidates.

•
Identifying New Candidates. The Nominating Committee may seek to identify new candidates for the Board (i) who possess the desired qualifications and (ii) who satisfy the other requirements for Board service.  In identifying new director candidates, the Committee may seek advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources.  The Committee may also, but need not, retain a search firm in order to assist in these efforts.

•
Reviewing New Candidates. The Nominating Committee reviews the potential new director candidates identified through this process.  This involves reviewing the candidates’ qualifications and conducting an appropriate background investigation.  The Committee may also select certain candidates to be interviewed by one or more Committee members.

•
Reviewing Incumbent Candidates. On an annual basis, the Nominating Committee also reviews incumbent candidates for re-nomination to the Board. This review involves an analysis of the criteria described above that apply to incumbent directors.

•
Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the Annual Meeting.  This slate of candidates may include both incumbent directors and new nominees.  In addition, apart from this annual process, the Committee may, in accordance with the Corporate Governance Principles, recommend that the Board elect new members of the Board who will serve until the next annual meeting of stockholders.  At the time of making any recommendation to the Board, the Committee reports on the criteria that were applied in making the recommendation and its findings concerning each candidate’s qualifications.

•
Stockholder Nominations Submitted to the Committee. Stockholders may also submit names of director candidates, including their own, to the Nominating Committee for its consideration.  The process for stockholders to use in submitting suggestions to the Nominating Committee is set forth below at “Procedures for Submitting Director Nominations and Recommendations.”  Candidates who are nominated for the Board of Directors by stockholders are evaluated in the same manner as recommendations received from other sources.

Board Meetings and Executive Sessions

The Board of Directors holds regular quarterly meetings, as well as periodic special meetings.  In 2014, the Board of Directors held seven meetings.

Independent directors meet by themselves in executive sessions, without management or employee directors present, at most regularly scheduled Board meetings.  In addition, independent directors may convene additional executive sessions at any time.

The executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters).  When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Compensation and Corporate Governance Committee presides.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, the Nominating Committee and the Executive Committee.

Each Committee is composed entirely of independent directors and operates under a written charter.  The Chair of each Committee is selected by the Board.  Each Committee, except the Executive Committee, holds regular executive sessions at which only Committee members are present.  Each Committee is authorized to retain its own outside counsel and other advisors as it desires.

Charters for the Audit Committee, the Compensation and Corporate Governance Committee, and the Nominating Committee are available on the Company’s website, www.transact-tech.com, but a brief summary of the committees’ responsibilities follows:

Audit Committee. The Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function.  It is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Dillon serving as Chair.  The Board has determined that each member of the Audit Committee is an independent director and meets the financial literacy requirements of The NASDAQ Global Market to serve on the Committee.  In addition, the Board has determined that Mr. Dillon is an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission.  The Audit Committee operates under a written charter, which was revised in March 2004 and is posted on the Company’s website.  The Audit Committee met five times during 2014.

Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee provides oversight for the hiring and termination of all executive officers of the Company, the Company’s corporate governance practices, CEO performance review and succession planning, director compensation, Board and Committee performance evaluation, stockholder communication matters, the design and management of the executive compensation programs, and the philosophy and programs for all employee compensation and benefit programs worldwide.  The Committee is responsible for determining the compensation (including salary, bonus, equity-based grants, and any other long-term cash compensation) for the Company’s Chief Executive Officer and for other senior executives as are subject to the Committee’s direct purview.  The Committee is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Schwarz serving as Chair.  The Compensation and Corporate Governance Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company’s website.  The Compensation and Corporate Governance Committee met four times during 2014.

Nominating Committee. The Nominating Committee is responsible for assisting the Board in carrying out its responsibilities relating to the composition of the Board, including identifying, reviewing and recommending candidates to the Board for nomination as directors.  It is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Tanaka serving as Chair.  The Nominating Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company’s website.  The Nominating Committee met once during 2014.

Executive Committee. The Executive Committee meets between scheduled meetings of the Board of Directors and has the power and authority of the Board, except as limited by the Company’s By-Laws.  It is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka.  The Executive Committee did not meet during 2014.

Standards of Business Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has approved and the Company has adopted Standards of Business Conduct (the "Standards"), which apply to the Company’s directors, officers and employees.  The Standards provide an overview of the Company’s policies related to employee conduct in the workplace, regulatory compliance and investigations; the Company’s relationships with its customers, vendors, competitors and the public; insider trading; conflicts of interest; lobbying; political activities and contributions; accuracy of books, records and financial statements; confidentiality; and the protection of all who come forward to report suspected violations of the Standards.  In addition, the Standards act as a code of ethics promoting honest and ethical conduct on the part of the Company’s officers who are responsible for financial reporting, including the Chief Executive Officer and Chief Financial Officer.  The Standards mandate that these officers avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations, and promptly report any possible violation of the Standards.  The Standards require these individuals to promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications.  It sets forth standards for accounting practices and maintenance of records.  Individuals who fail to observe the terms of the Standards may face disciplinary action, including possible employment termination.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors currently consists of four directors and is divided into three classes.  Each class of directors is elected by the holders of the Company’s Common Stock to serve a staggered three-year term.  At the Annual Meeting, one person is to be elected to hold office as a director until the 2018 Annual Meeting of Stockholders or until a successor is duly elected and qualified.  The nominee for election is John M. Dillon.  Mr. Dillon has been a director of the Company since 2011.  Should the nominee become unavailable, which is not anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the Board may in their discretion determine.  Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve.

Information Concerning Nominee for Director Whose Term Expires at the 2018 Annual Meeting

John M. Dillon, 65, has been a director of the Company since 2011. Mr. Dillon is currently the CEO of Aerospike, the world’s first flash-optimized database and the fastest database at scale.  Prior to joining Aerospike, Mr. Dillon served as CEO of Engine Yard, Inc., the leading cloud platform for automating and developing Ruby on Rails and PHP applications, from 2009-2014.   He served as CEO for Navis, Inc., a private company specializing in software systems for operating large marine container terminals and distribution centers, from 2002-2008.  Before Navis, he also served as CEO for Salesforce.com and President and CEO of Hyperion Solutions.  He began his career as a Systems Engineer for EDS (Electronic Data Systems) and then moved into a variety of sales management positions for various high-tech companies, including Oracle Corporation.  Mr. Dillon holds a Bachelor’s degree in Engineering from the United States Naval Academy and an MBA from Golden Gate University.  He served on active duty in the nuclear submarine service for five years before beginning his civilian career.

Mr. Dillon’s qualifications for election to the Company’s Board of Directors include private company leadership in his current CEO role at Aerospike  and in his previous CEO roles as previously discussed.  Mr. Dillon is also a director at Intacct Corporation and Centerpointe Community Bank and previously served as director of several other companies.  From his past executive and director positions, Mr. Dillon brings to our Board his extensive executive experience and knowledge operating and managing complex software and technology companies.  Mr. Dillon has consented to being named in this Proxy Statement and to serve if elected.

VOTE REQUIRED

The election of John M. Dillon as a director of the Company requires the affirmative vote of a plurality of the votes of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions by holders of such shares and broker non-votes will have no effect on the election of the director, but will be included in determining the presence of a quorum at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN M. DILLON AS A DIRECTOR OF THE COMPANY.

Information Concerning Directors Whose Terms Will Expire at the 2016 Annual Meeting

Graham Y. Tanaka, 67, has been a director of the Company since its formation in June 1996.  Mr. Tanaka has been President of Tanaka Capital Management, Inc., an investment management firm, since 1986.  He is a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc.  Mr. Tanaka holds a Bachelor’s degree in Engineering and Urban Studies from Brown University and an MBA from Stanford University and is a Chartered Financial Analyst (CFA).  Mr. Tanaka also is the author of Digital Deflation, a book that describes technology’s effects on the economy.

Mr. Tanaka’s qualifications for election to the Company’s Board of Directors include private investment management experience as President of Tanaka Capital Management, Inc. and board experience as a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc. He has been a director of the Company since its inception and is Chairman of the Nominating Committee.  With his varied experiences as a director and investment manager working in the financial markets, Mr. Tanaka brings extensive knowledge of financial markets and financial analysis gained through his experience.

Information Concerning Directors Whose Terms Will Expire at the 2017 Annual Meeting

Thomas R. Schwarz, 78, has been a director of the Company since its formation in June 1996 and was Chairman of the Board from June 1996 to February 2001.  Mr. Schwarz was Chairman and Chief Executive Officer of Grossman’s Inc., a retailer of building materials, from 1990 until his retirement in 1994.  From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin’ Donuts Incorporated, a food service company.  Mr. Schwarz is a director of Tanaka Growth Fund and another privately held company.

Mr. Schwarz’s qualifications for election to the Company’s Board of Directors include public company leadership experience as President, Chief Operating Officer of Dunkin’ Donuts Incorporated and outside board experience as a director of Dunkin’ Donuts Incorporated, Grossman’s Inc., and The Tanaka Growth Fund.  He has been a director of the Company since its inception and is Chairman of the Compensation and Corporate Governance Committee.  From his past executive positions, Mr. Schwarz brings to our Board his extensive executive experience and knowledge of operating and managing complex operating companies.

Bart C. Shuldman, 57, has been Chief Executive Officer and a director of the Company since its formation in June 1996 and has been Chairman of the Board since February 2001.  Mr. Shuldman also served as the Company’s President from 1996 until June 2010.  Previously, Mr. Shuldman was Vice President of Sales and Marketing of Magnetec Corporation, a former subsidiary of Tridex, from April 1993 to August 1993, and served as President of Magnetec, and later the combined operations of Magnetec and Ithaca Peripherals Incorporated, another former Tridex subsidiary, from August 1993 to June 1996.

Mr. Shuldman’s qualifications for election to the Company’s Board of Directors include public company leadership experience as Chief Executive Officer of the Company since its inception and board experience as a director and currently Chairman of the Board of the Company.  Mr. Shuldman brings to our Board his experience and knowledge of our business derived from his current position as Chief Executive Officer.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2015 fiscal year.  This selection is being presented to the stockholders for ratification at the Annual Meeting.  PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company’s formation in 1996.  In the event stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions by holders of such shares with respect to voting on this matter will have the effect of a negative vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED
BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services (the “Policy”).  The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.  The Policy requires the specific pre-approval of all other permitted services.  For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the Securities and Exchange Commission’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for the Company.  In addition, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee may delegate to one of its members the authority to address certain requests for pre-approval of services between meetings of the Committee, and such Committee member is required to report his or her pre-approval decisions to the Committee at its next regular meeting.  The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company.  The Audit Committee monitors compliance by management with the pre-approval policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S SERVICES AND FEES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.  Accordingly, the Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for the Company.  In addition, the Audit Committee has procedures in place for the pre-approval by the Audit Committee of all services provided by PricewaterhouseCoopers LLP.  These pre-approval procedures, as amended, are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm.”

The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for the years ended December 31, 2014 and 2013 are as follows:
	2014	2013
Audit Fees (1)	$350,856	$350,328
Tax Fees (2)	3,964	4,868
All Other Fees (3)	1,818	1,818
Total Fees for Services Provided	$356,638	$357,014
________
(1)
Audit Fees consist of fees related to: (i) the annual integrated audit of the Company’s financial statements which included testing the effectiveness of the Company’s internal control over financial reporting, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), (ii) reviews of the Company’s quarterly financial statements and the (iii) statutorily required audits for the Company’s UK subsidiary.

(2)	Tax Fees consist of fees for the preparation of tax returns for our UK subsidiary.

(3)	All Other Fees include software license fees for the use of a web-based accounting research tool.

The Audit Committee has considered whether the provision of the above services, other than Audit Fees, is compatible with maintaining the auditors’ independence and has determined that, in its opinion, they are compatible.  All of the above services during the year ended December 31, 2014, other than those covered by Audit Fees, were either approved by the Audit Committee or were performed pursuant to pre-approval policies and procedures.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the internal control over financial reporting and quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function.

Management is responsible for preparing complete and accurate consolidated financial statements in accordance with generally accepted accounting principles.  The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and for issuing reports about those financial statements.  The Audit Committee meets with the independent registered public accounting firm, the Chief Executive Officer and the Chief Financial Officer of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s system of internal accounting controls over financial reporting, the financial statements contained in the Company’s Annual Report to Stockholders and other related matters.  Separate meetings are held with the independent registered public accounting firm and management.

In connection with its duties, the Audit Committee has taken the following actions:

•	It has reviewed and discussed the audited financial statements, as well as the assessment of internal controls over financial reporting, with management.

•
It has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the financial statements in accordance with generally accepted accounting principles, the matters required to be discussed by the statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
It has received from the independent registered public accounting firm the written disclosures describing any relationships between the independent registered public accounting firm and the Company and the letter confirming their independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm matters relating to their independence.

•
Based on its review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

John M. Dillon, Chair
Thomas R. Schwarz
Graham Y. Tanaka

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we seek your advisory vote on the compensation of the Company’s named executive officers as described in the “Compensation, Discussion and Analysis” section, tabular disclosure regarding such compensation and accompanying narrative disclosure set forth in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed below. Your vote is advisory only, and therefore non-binding, but we can assure you that whatever the outcome of the vote, the Compensation Committee and the Board will review the results carefully and take the results into account in future compensation decisions. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is aligned with the stockholders’ long-term interests.

We believe that our programs are currently structured in the best manner possible to sustain our organizational and strategic goals, as well as to support our unique culture. These structural elements include:

•	Ensuring alignment between short-term incentive metrics such as EBITDA and stock price and stockholder value over the long term.

•
Maintaining the highest level of corporate governance over our executive compensation programs by reviewing them frequently and engaging a compensation consultant that does not work for the Company’s management as necessary.

•
Closely monitoring our programs against the other companies in the marketplace with whom we compete for talent and against whom we measure our success, noting in particular that this group of companies may change rapidly as the Company experiences its own growth.

•
Engaging in rigorous talent reviews of our senior executives to ensure they remain committed to the Company’s short and long-term goals, developing or obtaining the skills to manage in the current economy and preparing for the inevitable succession that naturally occurs in any organization.

•	Maintaining conservative benefit programs primarily directed and offered to all employees.

•	Providing executive officers nominal perquisites.

VOTE REQUIRED

Stockholders are being asked to vote on the following resolution:

RESOLVED: That the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth below.

Because this vote is advisory, there is no vote required and it will not be binding upon the Board.  However, the Board values stockholders’ opinions and the Board and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” SECTION OF THIS PROXY STATEMENT AS SET FORTH BELOW.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the philosophy, approach, and elements used by us and the Compensation and Corporate Governance Committee (the “Compensation Committee”) of our Board of Directors, which is composed entirely of independent directors of the Company, to define, manage, and review the compensation paid to our executives.  Our philosophy and approach to executive compensation apply to all executive officers of the Company, including those executives designated as Named Executive Officers (“NEO’s”).

Philosophy and Objectives of the Compensation Program

Our Compensation Committee’s philosophy is that our executive compensation program is to be based on our performance and be competitive with other similarly-sized companies in similar industries.  The primary objectives of our compensation program are to:

•	Attract, engage, retain, and reward executive officers;
•	Motivate employees and encourage individual initiative and effort;
•	Help to achieve key business objectives and attain Company goals; and
•	Align executives’ interests closely with those of the Company and its stockholders to drive long term sustainable earnings growth.

Our executive compensation program principally includes base salary, an incentive cash performance bonus program and equity incentive awards.  The Compensation Committee believes that each element of the total compensation program helps to ensure that the efforts of our executive officers support the creation of stockholder value, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality or linking individual performance to the Company’s overall performance.  The Committee retains its discretion to modify the compensation program elements in response to the needs of the Company.  Except as otherwise prohibited by law or the Company’s organizational documents, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

The elements of our executive compensation program are periodically analyzed using current publicly available market data, contemporary market trends in the industries in which the Company operates and periodic reviews of compensation and benefit surveys.  Although we perform periodic reviews of salary surveys and occasionally use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys.

The Compensation Committee reviews Company executive officer compensation and performance data to determine whether the Company’s executive compensation program is competitive and reasonable.  The Compensation Committee, on occasion, meets with the Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the Company’s compensation programs, practices and packages for the other executive officers, senior managers and other employees.  Our Chief Executive Officer and Chief Financial Officer, with the assistance and support of the human resources department, provide recommendations regarding the design of the Company’s compensation program to the Compensation Committee.  The Compensation Committee considers, but is not bound to accept, management’s recommendations with respect to executive compensation.

Elements of the Company’s Compensation Plan

The principal elements of the Company’s compensation program are base salary, an incentive cash bonus program and equity incentive awards.

Base Salary: In general, base salaries for employees, including executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, external market data and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill.  Base salary for each executive is reviewed on an annual basis as part of our companywide merit review process.  The amount of any merit increase to an executive’s base salary is determined based on a combination of the current position of the executive’s pay against market data and the executive’s performance and results during the past year.  Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him.  Our Compensation Committee assesses the performance of our Chief Executive Officer.

Incentive Cash and Deferred Stock Unit Bonus Program: We have historically maintained an incentive cash compensation plan for all executive officers, except for those who receive sales commissions, which provides our executives with the opportunity to receive performance bonuses in the form of cash upon the attainment of certain annual financial objectives, as well as performance and business objectives.  The incentive bonus opportunity is designed to be a significant portion of executive compensation in order to create and maintain a significant incentive for our executives to achieve or exceed our strategic and annual financial objectives.

           To ensure alignment of compensation with our business objectives, our Chief Executive Officer and other executive officers establish specific quantitative and qualitative performance metrics each fiscal year.  Our performance metrics (as used for incentive bonus) are reviewed and approved by our Compensation Committee.  The metrics are aligned with our strategic and annual business plans and are reviewed by our Board of Directors and Compensation Committee.  For 2014, the quantifiable metric of our annual incentive bonus program consisted of a target level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $9,800,000, excluding the effect of external acquisition related expenses, adjustments to the contingent consideration accrual related to the acquisition of Printrex, Inc. and legal fees related to the lawsuit with Avery Dennison (the “EBITDA Target”).  The minimum and maximum EBITDA set forth in the incentive bonus program by our Compensation Committee was $7,400,000 and $11,900,000, respectively, after adjusting for the above items.

Our executive officers, except for those that receive sales commissions, participate in the incentive bonus program.  Bonuses are paid under the incentive bonus program only if the Company meets the specified quantifiable performance objectives and/or the executive meets specified performance and business objectives.  The incentive cash bonus that any particular executive is eligible to earn is established as a percentage (the “Target Percentage”) of the individual’s base salary (“Target Bonus”).  For 2014, 75% of each executive’s Target Bonus was based on achievement of the EBITDA Target (the “EBITDA Bonus Amount”) and 25% was based solely on achievement of performance and business objectives established by the Chief Executive Officer and the Compensation Committee (the “Performance Bonus Amount”).  No EBITDA Bonus Amount is payable unless EBITDA exceeds a specified threshold ($7,400,000 for 2014).  Above the threshold, the EBITDA Bonus Amount is adjusted upward on a sliding scale ranging from 5% to 114% of the Target Percentage for 2014.

The Compensation Committee is responsible for determining achievement of performance and business objectives for the CEO.  The CEO is responsible for determining achievement of performance and business objectives for each of his direct reports.  For other participants, achievement of performance and business objectives will be determined by the President or the appropriate Vice President or manager.  Performance objectives include personal goals that support the Company’s overall business objectives as well as other financial and non-financial measurements.   For 2014, the Performance Bonus Amount ranged from 0% to 25% of the Target Percentage depending on the level of achievement.

In addition, for the fifth consecutive year in 2014, to continue the efforts to further align the incentives of the Company’s CEO and CFO with building longer-term stockholder value, the Compensation Committee again required that for Mr. Shuldman and Mr. DeMartino, 30% of the Target Bonus amount earned for 2014 be paid in the form of fully vested stock units under the Company’s 2014 Equity Incentive Plan based on the closing price of the Company’s common stock on the date the Target Bonus is approved for payment by the Compensation Committee (the “Grant Date”).  These stock units are payable three years from the Grant Date in the form of shares of the Company’s common stock on a one-for-one basis.

Equity Incentive Awards: The goal of our equity-based incentive awards is to align the interests of our executives with our stockholders and to provide executives with a longer-term incentive to manage the Company from the perspective of an owner with an equity stake in the business.  We believe that our long-term performance is improved by encouraging ownership by our executives through the use of stock-based grants.  Because vesting of our stock awards is based on continued employment, our equity-based incentives also facilitate the retention of executives through the term of the awards.  Generally, we believe that stock options are the most effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of stock options to our future performance – i.e. executives are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price.

Grants of stock options are approved by the Compensation Committee at its regularly scheduled meeting typically on or about March 1. While the majority of stock option awards to our employees have been made under our annual grant program, the Compensation Committee may make stock option awards to employees at other times, including at the time of hire of an employee, promotion of an employee, to reward an employee, for retention purposes or for other circumstances as recommended by the Chief Executive Officer or the Compensation Committee.  In determining the size of the long-term equity incentives to be awarded to employees, we take into consideration a number of factors including but not limited to relative job scope, individual performance level, prior contributions to the Company, the need to retain the employee, the size of prior grants and competitive market data.  Based upon these factors, the Compensation Committee determines the size of the equity incentives at levels it considers appropriate to create meaningful opportunity for reward predicated on the creation of long-term stockholder value.

The exercise price of options granted is set at the closing price of our common stock on the date of grant.  Grants of options generally vest in equal annual installments over a four-year period and have a ten-year term.

2014 Executive Compensation

The specific compensation decisions made for each of our executive officers for 2014 reflect the performance of the Company against key financial and operational measurements, as well as performance against objectives.

Base Salary:  The Company’s Vice President, Human Resources and the CEO and CFO review and discuss the NEOs’ (other than the CEO and CFO) base salaries.  In connection with establishing the NEOs’ (other than the CEO and CFO) base salary adjustments, the Company’s Vice President, Human Resources provides merit increase percentage guidelines based on market-based compensation data, knowledge of competitive market practices and the Company’s salary budget.  The merit increase percentage guidelines (the “Merit Increase Guideline”) for the 2014 base salary increases for all NEOs serving at the time were from 0% to 3%.  After considering the Merit Increase Guideline and evaluating a NEO’s performance and the position of his or her current base salary, the CEO, as direct supervisor, makes a specific base salary adjustment recommendation to the Compensation Committee.  Each NEO’s (other than the CEO and CFO) actual base salary adjustment, if any, is determined by the Compensation Committee.

In determining the base salary of the NEOs, the Compensation Committee evaluated the overall performance of the Company and the individual’s contributions to that performance, as well as the performance of the sales unit or function that each leads when relevant.  Based on individual considerations with respect to each NEO (other than the CEO and CFO) such as his or her experience and contributions to the Company, and recognizing that the Company must also react to a competitive marketplace on a case-by-case basis when seeking to recruit and retain executives, the Compensation Committee strives to set each NEO’s base salary within the Merit Increase Guideline, if warranted.  No additional adjustments were considered necessary to executive compensation in 2014 other than the customary annual base salary increases previously discussed.

Incentive Cash and Equity Bonus Program:  During 2014, the Company achieved adjusted EBITDA of $3,743,000, as reviewed and approved by the Compensation Committee.  These results were approximately 62% below the EBITDA Target of $9,800,000.  Each NEO achieved all of his/ her performance objectives set for 2014.  During the year, the executives of the Company developed an opportunity to pursue a strategic acquisition.  In recognition of the significant time and attention pursuing the acquisition would require, the Company amended its 2014 Equity Incentive Plan to provide for an incentive cash and equity bonus payout for all eligible employees at 100% of the annual target amount if, in the judgment of the Compensation and Corporate Governance Committee, management devoted significant time and effort attempting to consummate the transaction.  Even though the transaction was not completed, the Compensation and Corporate Governance Committee determined that significant work was performed, and accordingly approved a bonus payout at 100% of the target amount.  For 2014, Mr. Shuldman, Mr. DeMartino, Mr. Hoffman and Mr. Brooks were paid a cash incentive bonus of $258,947, $112,947, $63,925 and $55,620, respectively. In addition, for 2014, 30% of Mr. Shuldman’s and Mr. DeMartino’s individual incentive bonuses were issued in the form of vested deferred stock units.  These amounts are shown in the “Summary Compensation Table” below under the columns “Stock Awards” and “Non-Equity Incentive Plan Compensation.”  These bonuses were calculated as a percentage of each executive’s base salary in effect as of March 2014.  Mrs. Chernay was not eligible to participate in the incentive bonus program as she earned commissions based on annual sales from her sales unit.  Mrs. Chernay received a commission, paid monthly, equal to approximately 0.3% of sales achieved by her sales unit during 2014.

Equity Incentive Awards:  For 2014, Mr. Shuldman recommended to the Compensation Committee a total equity award dollar value range for each NEO based on factors including the NEO’s performance evaluation, his/her overall compensation package and his/her perceived potential and contributions to the Company.  After considering Mr. Shuldman’s recommendations, the Compensation Committee, with Mr. Shuldman’s participation, determined the total equity award dollar value for each NEO other than Mr. Shuldman.  The Compensation Committee considered several factors in making its determinations, including Mr. Shuldman’s recommendations, the Company’s performance, each NEO’s position within the Company, his/her perceived potential and contributions to the Company, and the Compensation Committee’s subjective understanding of competitive practices in the marketplace with respect to equity awards.  The factors used by Mr. Shuldman to determine recommendations regarding total equity award dollar value ranges for each NEO and by the Compensation Committee to establish each NEO’s total equity award dollar value were assessed by Mr. Shuldman and the Compensation Committee, respectively, on a subjective basis.  In March 2014, the Compensation Committee awarded a grant to Mr. Shuldman, Mr. DeMartino, Mrs. Chernay, Mr. Hoffman and Mr. Brooks of stock options to purchase 50,000, 15,000, 7,500, 7,500 and 7,500 shares, respectively.  The vesting terms of the grant of stock options are outlined in the table entitled “Grants of Plan-Based Awards in 2014.”  The level of awards granted was relatively consistent with the level of historical grants over the previous five years, with the exception of the level of grant to Mr. Shuldman.  In an effort to recognize Mr. Shuldman/s recent contributions to the Company’s success in diversifying into new, higher value products to address new markets and to further align him with increasing shareholder value, the Compensation Committee decided to double Mr. Shuldman’s grant to 50,000 stock options in both 2014 and 2015.

Results of 2014 Annual Meeting

At our 2014 annual meeting, 87.2% of the votes cast by stockholders voted, on an advisory basis, to approve the compensation of the Company’s named executive officers.  The Board of Directors considered these voting results and evaluated our executive compensation practices. After considering the principles underlying our executive compensation practices and the support from our stockholders at the 2014 annual meeting, the Board of Directors reaffirmed the basic elements of our executive compensation program and policies.  The Board of Directors has adopted a policy of providing for annual say-on-pay votes.  The next advisory vote on executive compensation will occur at our 2016 annual meeting.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, the deduction that a publicly-held corporation may claim for compensation in any year to any of its CEO or other three most highly compensated executive officers (other than the CFO) is limited to $1 million, subject to certain exceptions and special rules.  Qualifying performance-based compensation is exempt from this limitation.  Our compensation programs are designed to allow certain elements of our executive compensation to be eligible for this performance-based compensation exemption.  While we believe that factors other than tax deductibility are relevant in determining appropriate levels and types of compensation and although the levels and types of compensation that we pay to our executive officers are not expected to be nondeductible by reason of the $1 million limit, we reserve the right in appropriate circumstances to pay compensation that may not be deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2015 annual meeting.

COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEE

Thomas R. Schwarz, Chair
John M. Dillon
Graham Y. Tanaka

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers (the “NEOs”) in 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)	Bonus (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation (7)($)	All Other Compensation ($)		Total ($)
Bart C. Shuldman (1)	2014	489,917	-	248,404	369,924	43,033	(4)	1,151,278
Chairman and Chief	2013	476,774	-	71,714	233,447	43,510	(4)	825,445
Executive Officer	2012	462,418	-	83,135	322,537	43,192	(4)	911,282

Steven A. DeMartino	2014	320,900	-	74,521	161,353	22,797	(5)	579,571
President, Chief	2013	311,939	-	63,746	101,826	22,739	(5)	500,250
Financial Officer, Treasurer and Secretary	2012	302,547	-	73,898	140,685	22,559	(5)	539,689

Tracey S. Chernay	2014	183,000	65,467	37,261	-	18,466	(5)	304,194
Executive Vice	2013	183,000	81,502	23,905	-	18,090	(5)	306,497
President, Casino, Gaming & Lottery Sales	2012	183,000	94,581	18,475	-	17,856	(5)	313,912

Andrew J. Hoffman	2014	211,888	-	37,261	63,925	19,614	(5)	332,688
Senior Vice President	2013	205,972	-	23,905	40,341	19,542	(5)	289,760
Operations	2012	199,770	-	55,424	55,736	19,228	(5)	330,158

Donald E. Brooks	2014	184,362	-	37,261	55,620	12,206	(6)	289,449
SVP, Engineering	2013	180,000	-	23,905	35,100	12,557	(6)	251,562
	2012	175,320	-	46,601	45,125	11,302	(6)	278,348
________
(1)	Mr. Shuldman is a director of the Company, but does not receive any separate compensation for those services.

(2)	Bonuses paid to Mrs. Chernay represent commissions on sales by the Company.

(3)
Amounts in this column reflect the grant date fair value of option awards, calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.  All option awards in 2012, 2013 and 2014 were granted under the Company’s 2005 Equity Incentive Plan.  For information on the valuation assumptions with respect to these option awards, refer to the notes of the Company's financial statements in the Form 10-K for the years ended December 31, 2012, 2013 and 2014, as filed with the SEC.  Please see the “Outstanding Equity Awards at 2014 Fiscal Year-End” table for a description of option awards.  There were no forfeitures of option awards by this group during the year.

(4)	For Mr. Shuldman, this amount consists of an automobile allowance, Company contributions under the Company’s 401(k) Plan, life insurance, disability insurance and tax return preparation fees.

(5)	For Mr. DeMartino, Mr. Hoffman and Mrs. Chernay, these amounts consist of automobile allowances, Company contributions under the Company’s 401(k) Plan, life insurance and disability insurance.

(6)	For Mr. Brooks, these amounts consist Company contributions under the Company’s 401(k) Plan, life insurance and disability insurance.

(7)
For Mr. Shuldman and Mr. DeMartino, these amounts represent incentive cash bonuses earned under the Company’s Cash Incentive Program.  For 2012, 2013 and 2014, 30% of these incentive bonus amounts were paid in the form of deferred stock units with the remainder paid in cash.  For Mr. Hoffman and Mr. Brooks, these amounts represent incentive cash bonuses earned under the Company’s Cash Incentive Program.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table sets forth information concerning the grant of plan-based awards to NEOs in 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options(2)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)($)
		Threshold ($)	Target ($)	Maximum ($)
Bart C. Shuldman	2/27/2014	92,481	369,924	514,194	50,000	11.61	248,404
Steven A. DeMartino	2/27/2014	40,338	161,354	224,281	15,000	11.61	74,521
Tracey S. Chernay	2/27/2014	-	-	-	7,500	11.61	37,261
Andrew J. Hoffman	2/27/2014	15,981	63,925	88,855	7,500	11.61	37,261
Donald E. Brooks	2/27/2014	13,905	55,620	77,312	7,500	11.61	37,261
________
(1)
Represents target payout under our annual incentive bonus program for 2014.  Actual amounts paid in March 2015 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.  For Mr. Shuldman and Mr. DeMartino, 30% of these incentive bonus amounts for 2014 were paid in the form of deferred stock units with the remainder paid in cash.  The maximum amounts assume a payout of 139% of the NEO's annual incentive bonus.  The annual incentive cash and equity bonus program is described in the "Compensation Discussion and Analysis".

(2)
Each stock option award disclosed in the Grants of Plan-Based Awards in 2014 table was issued under our 2005 Equity Incentive Plan and was granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by the closing price of the stock on the date the option was granted.  Subject to the terms of our 2005 Equity Incentive Plan and the option agreements issued in connection with these grants, each option award granted in 2014 to a NEO vests at a rate of 25% per year over four years.

(3)
The amounts shown represent the grant date fair value of stock options granted in 2014 calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.  For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company's financial statements in the Form 10-K for the year ended December 31, 2014, as filed with the SEC.  Please see the “Outstanding Equity Awards at 2014 Fiscal Year-End” table for a description of option awards.  There were no forfeitures of stock option awards by this group during the year.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table shows outstanding equity awards for the NEOs as of December 31, 2014,

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date
Bart C. Shuldman	1/2/2006	12,500	-	$7.90	1/2/2016
	3/1/2006	15,000	-	9.75	3/1/2016
	2/28/2007	25,000	-	9.51	2/28/2017
	2/27/2008	21,000	-	5.24	2/27/2018
	3/5/2009	6,000	-	2.18	3/5/2019
	5/27/2010	25,000	-	7.45	5/27/2020
	3/7/2011	13,125	4,375	9.89	3/7/2021
	3/5/2012	11,250	11,250	6.70	3/5/2022
	3/1/2013	5,625	16,875	7.89	3/1/2023
	2/27/2014	-	50,000	11.61	2/27/2024

Steven A. DeMartino	1/2/2006	10,000	-	$7.90	1/2/2016
	3/1/2006	10,000	-	9.75	3/1/2016
	2/28/2007	15,000	-	9.51	2/28/2017
	2/27/2008	25,000	-	5.24	2/27/2018
	3/5/2009	5,000	-	2.18	3/5/2019
	5/27/2010	20,000	-	7.45	5/27/2020
	3/7/2011	13,125	4,375	9.89	3/7/2021
	3/5/2012	10,000	10,000	6.70	3/5/2022
	3/1/2013	5,000	15,000	7.89	3/1/2023
	2/27/2014	-	15,000	11.61	2/27/2024

Tracey S. Chernay	3/5/2009	3,000	-	$2.18	3/5/2019
	5/27/2010	1,250	-	7.45	5/27/2020
	3/7/2011	7,500	2,500	9.89	3/7/2021
	3/5/2012	2,500	2,500	6.70	3/5/2022
	3/1/2013	1,875	5,625	7.89	3/1/2023
	2/27/2014	-	7,500	11.61	2/27/2024

Andrew J. Hoffman	1/2/2006	5,000	-	$7.90	1/2/2016
	3/1/2006	5,000	-	9.75	3/1/2016
	2/28/2007	7,500	-	9.51	2/28/2017
	3/5/2009	2,000	-	2.18	3/5/2019
	5/27/2010	1,250	-	7.45	5/27/2020
	3/7/2011	3,750	1,250	9.89	3/7/2021
	3/5/2012	7,500	7,500	6.70	3/5/2022
	3/1/2013	1,875	5,625	7.89	3/1/2023
	2/27/2014	-	7,500	11.61	2/27/2024

Donald E. Brooks	2/28/2007	2,500	-	$9.51	2/28/2017
	2/27/2008	2,500	-	5.24	2/27/2018
	3/5/2009	3,000	-	2.18	3/5/2019
	5/27/2010	2,500	-	7.45	5/27/2020
	3/7/2011	2,250	750	9.89	3/7/2021
	3/5/2012	1,000	1,000	6.70	3/5/2022
	5/30/2012	2,500	2,500	7.82	5/30/2022
	3/1/2013	1,875	5,625	7.89	3/1/2023
	2/27/2014	-	7,500	11.61	2/27/2024

OPTION AWARDS VESTING SCHEDULE

Grant Dates	Vesting Schedule
1/2/2006, 3/1/2006, 2/28/2007, 2/27/2008, 3/5/2009	20% per year for five years
5/27/2010, 3/7/2011, 3/5/2012, 5/30/12, 3/1/2013, 2/27/2014 (1)	25% per year for four years
________
(1)	For the 50,000 stock option grant made to Mr. Shuldman on 2/27/14, 25,000 options vest 25% per year for four years and 25,000 options vest 100% after five years.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (2)(#)	Value Realized on Vesting(3)($)
Bart C. Shuldman	-	-	6,032	$70,034
Steven A. DeMartino	-	-	2,631	30,548
Tracey S. Chernay	-	-	-	-
Andrew J. Hoffman	-	-	-	-
Donald E. Brooks	-	-	-	-
________
(1)	Calculated based on the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)
Includes the underlying shares of the fully vested stock units granted on February 27, 2014 to Mr. Shuldman and Mr. DeMartino under the 2005 Equity Incentive Plan, which are payable upon the sale of the Company, the executive leaving the Company or on the third year anniversary from the date of grant in the form of shares of the Company’s common stock on a one-for-one basis.

(3)
Amounts for shares underlying deferred fully vested stock units are calculated based on the market value of the Company’s common stock on the grant date of the deferred stock units.  The remaining amounts are calculated based on the market value on the vesting date of the shares underlying each award.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that may require payments be made, and/or benefits be provided, to the NEOs: (i) in the event a NEO’s employment is terminated other than for Cause, as defined below, (a “Termination Event”), (ii) if a change in control (as defined by the applicable agreement or plan) occurs (a “Change in Control Event”) or (iii) if a Termination Event occurs or a NEO resigns for certain specified reasons within one year following a change in control (a “Change in Control and Termination Event”).  The payments and benefits that each NEO may be entitled to receive upon a Termination Event, Change in Control Event or a Change in Control and Termination Event are described in the applicable employment agreement or severance agreement and the Company’s 2005 Equity Incentive Plan and 2014 Equity Incentive Plan.  None of the agreements for our NEOs include a gross up for any taxes as a result of golden parachute payments.  Below is a description of the types of events that would trigger payments under these agreements and plans and the potential payments to each such Named Executive Officer assuming that a triggering event occurred on December 31, 2014, the last day of our most recent fiscal year.

Employment and Severance Agreements

Events That Trigger a Termination Event or Change in Control Event.  The applicable employment and severance agreements generally define Cause as a termination for the following reasons: (i) action or inaction by the NEO that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company or a commission of a crime of moral turpitude; (ii) material, repetitive, unjustified and unexcused refusal to follow the reasonable and lawful written instruction of the Board—or in the case of the NEOs other than Mr. Shuldman, the Board or the Company’s President; or (iii) death or disability.  A Change in Control Event is generally defined in each agreement to include (i) a merger of the Company with another company where the majority of the board of the surviving company is not comprised of directors of the Company in office immediately prior to the transaction, (ii) a change in the board of directors of the Company such that after an election a majority of the directors in office are not directors that were nominated by two-thirds of board members prior to the election or (iii) a complete liquidation of the Company.

Effect of a Termination Event or Change in Control and Termination Event. Under the terms of an Employment Agreement dated July 31, 1996 between Bart C. Shuldman and the Company, if a Termination Event or Change in Control Event were to occur, Mr. Shuldman would continue to receive: (i) his annual base salary and (ii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning) for two years and three years, respectively, from the date of termination.  In connection with a Termination Event, Mr. Shuldman would receive a pro rata portion of his annual target bonus amount for the year of termination.  If a Change in Control Event were to occur and within one year thereafter either Mr. Shuldman’s employment is terminated other than for Cause, or Mr. Shuldman resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company’s facilities, Mr. Shuldman would be entitled to continue to receive, in addition to the amounts listed in the first sentence, his annual target bonus for a period of three years from the date of termination and all stock options and other awards granted to Mr. Shuldman under the Company's stock plans would immediately vest.

Under the terms of a Severance Agreement with Steven A. DeMartino dated June 1, 2004, if a Termination Event were to occur, Mr. DeMartino would be entitled to continue to receive, for one year following the date of termination (i) his annual base salary, (ii) a pro rata portion of his annual target bonus for the year of termination and (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; and an automobile allowance.)  If a Change in Control Event were to occur and the employment of Mr. DeMartino is terminated other than for Cause, or if he resigns for specified reasons within one year following a Change in Control Event, Mr. DeMartino would be entitled to receive for two years after his termination (i) his annual base salary, (ii) annual target bonus, (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; and an automobile allowance) and (iv) all stock options granted to Mr. DeMartino would immediately vest.

Under the terms of Severance Agreements with Andrew J. Hoffman, Tracey S. Chernay and Donald E. Brooks dated November 18, 2005, July 29, 2005 and April 25, 2012, respectively, if a Termination Event were to occur, the applicable NEO would be entitled to continue to receive, for six months following the date of termination (i) a pro rata portion of his or her annual base salary, (ii) a pro rata portion of his or her annual target bonus for the year of termination, and (iii) group medical and dental benefits.  If a Change in Control Event were to occur, the applicable NEO would be entitled to continue to receive for a period of one year from the date of termination his/ her (i) base salary, (ii) annual target bonus, (iii) group medical and dental benefits and (iv) all stock options granted to the applicable NEO would immediately vest.

Equity Plans

2005 Equity Incentive and 2014 Equity Incentive Plans.  The terms of the Company’s 2005 Equity Incentive Plan and 2014 Equity Incentive Plan provide that all awards issued under the plan would accelerate and either become exercisable or vest, as applicable, immediately prior to any of the following: (i) a reorganization, merger, consolidation or similar transaction in which the surviving corporation is not the Company or a publicly owned corporation (or a subsidiary thereof) in which the stockholders of the Company immediately prior to the transaction continue to beneficially own 50% or more of the voting securities of the Company, (ii) a sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets, (iii) any acquisition of 50% or more of the voting securities of the Company excluding acquisitions by specified parties or (iv) any dissolution or liquidation of the Company.  Upon the occurrence of some of the foregoing Change in Control Events, stock or other property to be delivered upon acceleration of any award may be placed in escrow, rather than actually delivered, under terms set by the Compensation and Corporate Governance Committee.

Payments Upon a Change in Control Event.  If a Change in Control Event had occurred on December 31, 2014 that triggered acceleration of all of the equity awards outstanding to each NEO under the 2005 Equity Incentive Plan and 2014 Equity Incentive Plan that accelerate either by their terms or the terms of the applicable plan, the following amounts would have been paid to the NEOs:

Name	Stock Awards (1)	Option Awards (2)	Total
Bart C. Shuldman	$185,067	$24,570	$209,637
Steven A. DeMartino	68,364	22,200	90,564
Tracey S. Chernay	-	9,870	9,870
Andrew J. Hoffman	-	6,580	6,580
Donald E. Brooks	-	10,445	10,445
________
(1)	Accelerated stock awards were valued using the closing price of $5.47 per share of our common stock on December 31, 2014, which was the last trading date of the year.

(2)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $5.47 per share of our common stock on December 31, 2014, which was the last trading day of the year.

PAYMENTS UPON A TERMINATION EVENT

The following table summarizes the potential payments to each NEO, over the course of the applicable time period for which such payments would be owed, assuming that a Termination Event occurred on December 31, 2014, the last day of the Company’s fiscal year.

Name	Base Salary	Pro Rata Portion of Annual Target Bonus	Benefits(1)	Stock Options	Stock Awards	Total
Bart C. Shuldman	$986,464	$369,924	$128,998	-	-	$1,485,386
Steven A. DeMartino	322,707	161,354	41,975	-	-	526,036
Tracey S. Chernay	91,500	-	6,715	-	-	98,215
Andrew J. Hoffman	106,541	31,962	8,876	-	-	147,379
Donald E. Brooks	92,700	27,810	6,715	-	-	127,225
________
The following assumptions were used to calculate these payments:

(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

PAYMENTS UPON A CHANGE IN CONTROL AND TERMINATION EVENT

The following table summarizes the potential payments to each NEO, over the course of the applicable time period for which such payments would be owed, assuming that a Change in Control and Termination Event occurred on December 31, 2014, the last day of the Company’s fiscal year.

Name	Base Salary	Annual Target Bonus	Benefits(1)	Stock Options (2)	Stock Awards (3)	Total
Bart C. Shuldman	$1,479,696	$1,109,772	$193,496	$24,570	$185,067	$2,992,601
Steven A. DeMartino	645,414	322,707	83,950	22,200	68,364	1,142,635
Tracey S. Chernay	183,000	-	13,429	9,870	-	206,299
Andrew J. Hoffman	213,082	63,925	17,752	6,580	-	301,339
Donald E. Brooks	185,400	55,620	13,429	10,445	-	264,894
________
The following assumptions were used to calculate these payments:

(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

(2)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $5.47 per share of our common stock on December 31, 2014, which was the last trading day of the year.

(3)	Accelerated stock awards were valued using the closing price of $5.47 per share of our common stock on December 31, 2014, which was the last trading day of the year.

Non-Competition Provisions That Apply to a Termination Event or Change in Control Event

Pursuant to Mr. Shuldman’s Employment Agreement, upon the occurrence of a Termination Event while he is receiving severance payments under the agreement, Mr. Shuldman agrees that for two years, or in the case of a Change in Control Event, for three years, that he will not directly or indirectly engage in any business or activity that is competitive with the Company in a geography where the Company is selling its products.  Further, Mr. Shuldman agrees not to attempt to recruit any employees of the Company or encourage them to leave the Company and agrees not to encourage any of the Company’s customers to direct their business elsewhere.  The other NEOs have the same provisions in their Severance Agreements, except that they apply for six months upon the occurrence of a Termination Event or one year upon the occurrence of a Change in Control Event and they are not contingent upon the payment of the benefits described in each agreement by the Company to the NEO.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2014

Name	Fees Earned Or Paid in Cash ($)	Stock Options(1)($)	Stock Awards (2)($)	Total ($)
John M. Dillon	$40,000	$30,972	-	$70,972
Thomas R. Schwarz	40,000	30,972	-	70,972
Graham Y. Tanaka	40,000	30,972	-	70,972
________
(1)
On May 15, 2014, Mr. Dillon, Mr. Schwarz and Mr. Tanaka were each awarded 7,500 stock options granted under the Company’s 2014 Equity Incentive Plan. The amounts shown represent the grant date fair value of stock options granted in 2014 calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.  For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company's financial statements in the Form 10-K for the year ended December 31, 2014, as filed with the SEC.

(2)
As of December 31, 2014, Mr. Dillon held 13,125 fully vested stock options at exercise prices ranging from $7.82 to $11.65 as well as 19,375 unvested stock options at exercise prices ranging from $7.82 to $11.65, Mr. Schwarz held 46,250 fully vested stock options at exercise prices ranging from $4.84 to $11.71 as well as 18,750 unvested stock options at exercise prices ranging from $7.82 to $11.71, Mr. Tanaka held 46,250 fully vested stock options at exercise prices ranging from $4.84 to $11.71 as well as 18,750 unvested stock options at exercise prices ranging from $7.82 to $11.71, and Mr. Shuldman held no stock option grants other than those shown in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table above.

For 2014, each non-employee director of the Company received a retainer of $10,000, for each fiscal quarter served as director as compensation for services rendered.  Directors are also reimbursed for reasonable expenses incurred in attending meetings.

Each non-employee director receives an annual grant of 7,500 stock options, pursuant to the terms of the Company’s 2014 Equity Incentive Plan.  The stock options vest at the rate of 25% per year beginning on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka were members of the Compensation and Corporate Governance Committee during fiscal year 2014.  No member has served as an officer or employee of the Company at any time.  None of the Company’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board.  None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board’s Compensation and Corporate Governance Committee.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in next year’s proxy materials must be received by the Secretary of the Company on or before December 4, 2015.  Proposals should be addressed to TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  Stockholders who wish to make a proposal at the 2016 Annual Meeting without regard to whether it will be included in the Company’s proxy materials should notify the Company no later than March 4, 2016.  If a Stockholder who wishes to present a proposal fails to notify the Company by the due date, the proxies that the Company solicits for the meeting will accord them discretionary authority to vote on the Stockholder’s proposal if it is properly brought before the meeting.

PROCEDURES FOR SUBMITTING DIRECTOR NOMINATIONS AND RECOMMENDATIONS

Stockholders may nominate candidates for election to the Board of Directors if the proper nomination procedures specified in the Company’s By-Laws are followed.  All nominations by stockholders must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 nor more than 60 days prior to the meeting at which election of directors will take place; however, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, nominations will be timely if received not later than 10 days after notice was given or public disclosure was made.  A stockholder’s notice must set forth in writing (i) for each person proposed to be nominated, all information relating to each such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to be named in the proxy and to serving as a director, and (ii) for the stockholder giving notice, the (x) name and address of such stockholder as they appear on the Company’s books, and (y) the class and number of shares of the Company beneficially owned by such stockholder.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS POLICY

Any stockholder or interested party wishing to communicate directly with members of the Board of Directors should do so in writing.  All correspondence addressed to the Board as a whole, to its independent directors, to any of its Committees or Committee Chairs, or to individual Board members should be mailed to the following address:

Board of Directors/Independent Directors/Committee/Director
c/o Secretary
TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT 06518

•	You are welcome to communicate anonymously or confidentially.

•
All correspondence addressed to an individual director or Committee Chair, and marked “Confidential”, will be collected in the office of the Secretary and forwarded unopened to the individual director.

•	Other correspondence will be opened by the Secretary, reviewed, copied and directed as follows:

o Concerns regarding the Company’s accounting, internal accounting controls or auditing matters will be referred to the members of the Audit Committee.
o Nominations or recommendations of candidates for election to the Board of Directors will be referred to members of the Nominating Committee.

o Other correspondence will be copied by the Secretary and forwarded to all of the members of the Board of Directors (or its independent directors, if so addressed) unless the stockholder directs otherwise.

GENERAL

As of the date of this Proxy Statement, the Board of Directors is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein.  Should any other matter requiring a vote of the stockholders arise at the Annual Meeting, the proxies confer upon the persons named in the accompanying proxy the authority to vote in respect of any such other matter in accordance with the recommendation of the Board of Directors.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.  All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company, as follows:  TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company’s Secretary or other person responsible for tabulating votes on behalf of the Company.

The cost of preparing, assembling and mailing this proxy material will be borne by the Company.  The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use the telephone or otherwise to obtain proxies.  The Company will also request persons, firms and corporations holding shares in their names, or owned by others, to send this proxy material to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

No director or executive officer of the Company has any direct or indirect substantial interest, whether by security holdings or otherwise, in the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company’s 2015 fiscal year.

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY VISITING WWW.PROXYVOTE.COM. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

TRANSACT TECHNOLOGIES INCORPORATED
Annual Meeting of Stockholders
May 14, 2015 10:00 AM
This Proxy is solicited by the Board of Directors

The undersigned stockholder of TransAct Technologies Incorporated (the “Company”) does hereby nominate, constitute and appoint Bart C. Shuldman and Steven A. DeMartino, or either of them, with full power to act alone, my true and lawful attorney with full power of substitution, for me and in my name, place and stead to vote all of the shares of Common Stock of the Company standing in my name on its books on March 20, 2015, at the Annual Meeting of its stockholders to be held at the Company’s executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 on May 14, 2015 at 10:00 a.m., or at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  FOR PROPOSAL 1, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE AS DIRECTOR. FOR PROPOSAL 2, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. FOR PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.  THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD BACK IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TRANSACT TECHNOLOGIES INCORPORATED ONE HAMDEN CENTER 2319 WHITNEY AVENUE, SUITE 3B HAMDEN, CT 06518
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Director	☐	☐	☐
Nominee
01	John M. Dillon

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. 3.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.				☐ ☐	☐ ☐	☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse side for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date